Exhibit 2.1

[DUKE REALTY LETTERHEAD]

September 16, 2022

Prologis, Inc.

1800 Wazee Street, Suite 500

Denver, CO 80202

Attention: Edward S. Nekritz, Chief Legal Officer and General Counsel

Email: enekritz@prologis.com

Re:	Merger Agreement

Dear Mr. Nekritz,

Reference is made to the Agreement and Plan of Merger, dated as of June 11, 2022 (the “Merger Agreement”), by and among Prologis, Inc., a Maryland corporation (“Prologis”), Prologis, L.P., a Delaware limited partnership (“Prologis OP”), Compton Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Prologis, Compton Merger Sub OP LLC, a Delaware limited liability company and a wholly owned subsidiary of Prologis OP, Duke Realty Corporation, an Indiana corporation (the “Company”), and Duke Realty Limited Partnership, an Indiana limited partnership. Capitalized terms used and not otherwise defined in this letter agreement (this “Letter Agreement”) shall have the respective meanings given to such terms in the Merger Agreement.

By this Letter Agreement, and in accordance with Section 9.5 of the Merger Agreement, the Parties desire to set forth certain agreements and understandings of the Parties in connection with the Merger Agreement as follows:

1.	Treatment of Partnership Performance-Based LTIP Unit Awards. Notwithstanding anything in Section 3.2(f) of the Merger Agreement to the contrary, the Parties hereby agree that each Partnership Performance-Based LTIP Unit Award that is outstanding immediately prior to the Partnership Merger Effective Time shall, to the extent unvested, vest in full and shall, as of the Partnership Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder to receive promptly, and in any event within ten (10) Business Days, after the Partnership Merger Effective Time:

a.	with respect to the Partnership LTIP Units subject to such Partnership Performance-Based LTIP Unit Award that are earned based on achievement, or deemed achievement, of the target level of achievement under each Partnership Performance-Based LTIP Unit Award in accordance with the last sentence of Section 3.2(f) of the Merger Agreement (the “Base Partnership Performance-Based LTIP Units”), a number of New OP Units equal to (A) the number of Base Partnership Performance-Based LTIP Units subject to such Partnership Performance-Based LTIP Unit Award, as of immediately prior to the Partnership Merger Effective Time, multiplied by (B) the applicable LTIP Conversion Factor (as defined in the Partnership Agreement), multiplied by (C) the Exchange Ratio, less applicable Taxes and withholdings, and such holder shall be admitted as a limited partner of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Partnership Agreement; and

Prologis, Inc.

September 16, 2022

b.	with respect to the Partnership LTIP Units subject to such Partnership Performance-Based LTIP Unit Award that are not Base Partnership Performance-Based LTIP Units, which consist solely of (i) if such Partnership Performance-Based LTIP Unit Award was granted to such holder in calendar year 2020, any additional Partnership LTIP Units earned by such holder prior to the Partnership Merger Effective Time based on achievement of the applicable performance conditions at a level that is above the target level of achievement (if applicable) and (ii) any additional Partnership LTIP Units earned by such holder in respect of such Partnership Performance-Based LTIP Unit Award based on dividends paid by the Company while such award was outstanding and prior to the Partnership Merger Effective Time, in each case of clauses (i) and (ii), in accordance with the terms of the applicable award agreement (the “Additional Partnership Performance-Based LTIP Units”), an amount in cash equal to the VWAP of Parent Common Stock multiplied by a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole number of shares, of (A) the number of Additional Partnership Performance-Based LTIP Units subject to such Partnership Performance-Based LTIP Unit Award, as of immediately prior to the Partnership Merger Effective Time, multiplied by (B) the applicable LTIP Conversion Factor, multiplied by (C) the Exchange Ratio, less applicable Taxes and withholdings.

For the avoidance of doubt, nothing in this Letter Agreement shall modify the last sentence of Section 3.2(f) of the Merger Agreement; provided, however, that for purposes of determining the number of Partnership LTIP Units subject to each Partnership Performance-Based LTIP Unit Award granted in calendar year 2020, the actual level of achievement of the “Annualized TSR” and “Absolute TSR” performance conditions shall be determined based on the number of full and partial years from the beginning of the applicable performance period to September 20, 2022.

Prologis, Inc.

September 16, 2022

The provisions of Section 9.5 (Amendment), Section 9.6 (Extension; Waiver) and Article X (General Provisions) of the Merger Agreement are incorporated by reference herein, and shall apply hereto, mutatis mutandis. The Parties ratify and affirm the Merger Agreement and acknowledge and agree that, except as expressly modified hereby, all terms, provisions, agreements, conditions, rights, remedies, powers and privileges under the Merger Agreement remain unwaived and unmodified and continue in full force and effect. This Letter Agreement is limited precisely as written and shall not be deemed to be an amendment or waiver of any other term, agreement, condition, right, remedy, power or privilege under the Merger Agreement. From and after the date of this Letter Agreement, all references to the Merger Agreement, and all references in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall mean the Merger Agreement as modified by this Letter Agreement.

[Signature pages follow]

Sincerely,

DUKE REALTY CORPORATION

By:	/s/ Ann C. Dee
Name:	Ann C. Dee
Title:	Executive Vice President, General Counsel and Corporate Secretary

DUKE REALTY LIMITED PARTNERSHIP

By:	Duke Realty Corporation, its general partner

By:	/s/ Ann C. Dee
Name:	Ann C. Dee
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED:

PROLOGIS, INC.

By:	/s/ Edward S. Nekritz
Name:	Edward S. Nekritz
Title:	Chief Legal Officer, General Counsel, and Secretary

PROLOGIS, L.P.

By:	Prologis,Inc., its general partner

By:	/s/ Edward S. Nekritz
Name:	Edward S. Nekritz
Title:	Chief Legal Officer, General Counsel, and Secretary

COMPTON MERGER SUB LLC

By:	Prologis,Inc., its sole member

By:	/s/ Edward S. Nekritz
Name:	Edward S. Nekritz
Title:	Chief Legal Officer, General Counsel, and Secretary

COMPTON MERGER SUB OP LLC

By:	Prologis, L.P., its sole member

By:	Prologis,Inc., its general partner

By:	/s/ Edward S. Nekritz
Name:	Edward S. Nekritz
Title:	Chief Legal Officer, General Counsel, and Secretary

[Signature Page to Letter Agreement]